EXHIBIT INDEX

1.7 Consent in Writing in Lieu of a Meeting of the Board of Directors of IDS Life of New York establishing 112 additional subaccounts within the separate account, dated Oct. 28, 2002.

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10       Consent of Independent Auditors.